Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ELECTRONIC CONTROL SECURITY INC.
                    UNDER SECTIONS 14A:9-2 AND 14A:9-4 OF THE
                            BUSINESS CORPORATION ACT

      Pursuant to the provisions of Sections 14A:9-2 and 14A:9-4 of the Business Corporation Act of the State of New Jersey, Electronic Control Security Inc. does hereby execute this certificate of amendment to its certificate of incorporation:

            FIRST: The name of the corporation is Electronic Control Security
Inc.

            SECOND: The certificate of incorporation is amended so that the first paragraph of ARTICLE FOURTH thereof is deleted in its entirety and replaced with the following:

"FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Thirty Million (30,000,000) shares of common stock having a par value of one mil ($.001) each, and Five Million (5,000,000) shares of preferred stock having a par value of one cent ($.01) each."

      The foregoing amendment shall not affect in any way any other provision of said ARTICLE FOURTH, as same previously has been amended.

            THIRD: The amendment to the certificate of incorporation was adopted by the corporation's shareholders at the annual meeting of shareholders of the corporation held on January 21, 2005.

            FOURTH: There were 6,544,916 shares of capital stock entitled to vote on the amendment to the certificate of incorporation, including 6,130,630 shares of the corporation's common stock and shares of Series A Convertible Preferred Stock entitling the holders to vote the equivalent of 414,286 shares of common stock which voted together with the common stock, as provided in the designation of said Series A Convertible Preferred Stock.

            FIFTH: Of the 6,544,916 shares entitled to vote on the amendment to the certificate of incorporation, 5,515,264 votes were cast, of which 5,491,104 shares voted in favor of the amendment, 20,350 shares voted against or withheld their vote and 3,810 shares abstained from voting.

                                        ELECTRONIC CONTROL SECURITY INC.


Dated: February 3, 2005                 By:    /s/ Arthur Barchenko
                                           -------------------------------------
                                               Arthur Barchenko, President